Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Cohu, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $1.00 per share	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Total Offering Amount							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)

An unspecified aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices and as may be issued upon exercise, conversion or exchange of any securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units. In addition, securities registered hereunder may be sold either separately or as units comprised of one or more types of securities registered hereunder.

(2)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee and will pay any applicable registration fees on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.